As filed with the Securities and Exchange Commission on September 30, 1997
                                        Registration No. 333-__________________
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------
                                 TRUETRAKS, INC.
           (Name of Small Business Issuer as specified in its charter)
          Delaware                           4000                 41-1869713
(State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)    Identification
                                                                    Number)

                            TRUETRAKS, INCORPORATED.
                              1408 Kit Carson Drive
                            Gallup, New Mexico 87301
                                 (612) 928-0953
   (Address and Telephone Number of Principal Executive Offices and Address of Principal Place of Business or Intended Principal Place of Business.)

                                  Michael Hall
                                   Coordinator
                             3925 Excelsior Blvd. #5
                            St. Louis Park, MN. 55416
                                 (612) 928-0953
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               R. John Bartz, Esq.
                                  Bartz & Bartz
                             Southdale Office Centre
                       6750 France Avenue South, Suite 350
                                Edina, MN. 55435
                    (612) 920-3959      (612) 920 6494 (Fax)

     Approximate Date of proposed Sale to the Public: As soon as practicable after the effective date of the Registration Statement.

     If any of the Securities being registered in this form are to be offered, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. []

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                         CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                             Proposed Maximum         Proposed Maximum
Title of Each Class of        Amount To      Offering Price           Aggregate Offering  Amount of
Securities To be Registered   Be Registered  Per Unit(1)              Price (1)           Registration Fee
-----------------------------------------------------------------------------------------------------------
Common Stock
$.05 par value                200,000             $6.50               $1,300,000          $429.00
-----------------------------------------------------------------------------------------------------------

Total                                                                 $1,300,000          $429.00

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for purposes of computing the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Prospectus                    SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 30, 1997

                             TRUETRAKS, INCORPORATED
          1408 KIT CARSON DRIVE GALLUP, NEW MEXICO 87301 (888) 722-6900

                        200,000 SHARES (MAXIMUM OFFERING)
                        100,000 SHARES (MINIMUM OFFERING)

                          COMMON STOCK (PAR VALUE $.05)
                                 $6.50 PER SHARE
                          -----------------------------

     All of the shares of Common Stock offered hereby are being sold by TrueTraks, Incorporated (the "Company"). Prior to this Offering there has been no public market for the Common Stock. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. This Offering is being made by TrueTraks, Inc. on a "best efforts" basis. See "Underwriting." All funds received by the Company with respect to the first 100,000 shares which may be sold will be deposited with FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul, MN., as Escrow Agent, pending the effective date of the Prospectus. There can be no assurance that the minimum number of shares will be sold. If 100,000 shares are not sold within one hundred eighty days (180 days) following commencement of the public offering, the Offering will automatically terminate and all funds paid for shares will be returned to the purchasers without deductions and without interest. See "Introductory Statement - Risk Factors" and "Underwriting".

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION ON PAGE 12"

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                                 Price to     Underwriting       Proceeds to
                                 Public       Commissions (1)    The Company(2)
-------------------------------------------------------------------------------
Per Share . . . . . . . . . . .  $      6.50      $   0          $      6.50
-------------------------------------------------------------------------------
Total Minimum  (100,000 shares)  $   650,000      $   0          $   650,000
-------------------------------------------------------------------------------
Total Maximum  (200,000 shares)  $ 1,300,000      $   0          $ 1,300,000
-------------------------------------------------------------------------------
(1) The Company will Self-Underwrite this offering: (i) This offering will be sold by the Directors & Officers of the Company. (ii) The Officers will place all of their 144 Stock, in its entirety, in the Escrow Account held by the Transfer Agent for a period of one year. See "Underwriting" and "Transfer Agent."
(2) The Company has prepaid the offering expenses ($155,000) which include fees for filing, printing, legal, accounting and other miscellaneous items.

     The shares of Common Stock are offered, subject to sale, by the Company. It is expected that certificates for such shares will be ready for delivery in Gallup, New Mexico upon completion of the offering.

                  THE DATE OF THIS PROSPECTUS IS Xxxxx XX, 1997

                              AVAILABLE INFORMATION

     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this Offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     The Company has filed with the Commission in Washington, DC, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby as permitted by the rules and regulations of the Commission. This Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedule thereto. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each such instance reference is made to the copy of such contract or other document filed as an exhibit to such Registration Statement, or to such other document, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street NW, Washington, DC 20549, and at the following Regional Offices of the Commission: Midwest Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained form the Public Reference Section of the Commission at 450 Fifth Street NW, Washington DC 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company has not filed any documents, pursuant to the Exchange Act, which could be deemed to be incorporated by reference in the Company's Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference).

                      PERTINENT INFORMATION OF THE COMPANY

Exact Corporate Name:   TrueTraks, Incorporated

State and Date of Incorporation:  Delaware  March 31, 1997

Street Address of  Principal Office:  1408 Kit Carson Drive, Gallup, New Mexico
                                      87301

Company Telephone Number:       (612) 928-0953

     Fiscal  year:    December, 31 1997
                      (month)     (year)

Person(s) to Contact at Company with respect to Offering: Michael Hall,
                                                          Coordinator

Telephone Number: (612) 928-0953

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY INFORMATION IS NOT A COMPLETE PRESENTATION OF ALL RELEVANT FACTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THE ENTIRE PROSPECTUS, INCLUDING THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS," SHOULD BE READ AND CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS. ALL INFORMATION CONCERNING THE COMPANY'S AUTHORIZED, ISSUED AND OUTSTANDING COMMON STOCK AND ITS PREFERRED STOCK, NONE OF WHICH IS ISSUED OR OUTSTANDING, AND ALL FINANCIAL INFORMATION IS PRESENTED ON A PER SHARE BASIS. UNLESS THE CONTEXT REQUIRES, THE TERM "COMPANY" REFER COLLECTIVELY TO TRUETRAKS, INC.


                                   THE COMPANY

     TrueTraks, Incorporated (the "Company"), intends on becoming a dominant provider of rail freight transportation through the acquisition and consolidation of existing regional, short-line and divested rail assets from Class 1 railroads. The targeted rail assets, either publicly or privately owned, may be acquired via outright purchase, stock purchase, lease, operating lease or other combination.

     The Company's fundamental acquisition philosophy with respect to regional and/or short-line acquisitions is to identify regional and/or short-line railroad properties within a specific region that have an established operating history, an established industrial and/or bulk commodity customer base which will provide a stable initial revenue base. These railroad properties must have the size, either individually or collectively, necessary to establish a dominant railroad transportation presence in the region. These acquired assets will become part of a comprehensive program of physical plant and equipment improvements that the Company intends to implement.

     The Company believes that the major rail carriers (known as "Class 1"s") will continue to downsize rail operations and this downsizing could result in numerous rail lines or sections of rail lines coming on the market for sale. The Company also believes that the current merger environment taking place among the Class 1 rail carriers will continue thereby providing rail line acquisition opportunities as the larger merged Class 1 system look to maximize the profitability of their rail lines through divestiture of certain rail lines and assets. The Company believes that, within this industry, further mergers and consolidation by major rail carriers will make available large portions of rail lines that can be operated profitably by a rail entity that is more regionally focused. The Company believes that this trend will result in a rail transportation network that will be composed primarily of coast-to-coast rail entities and a series of smaller, regional rail systems.

     The Company believes these rail properties, divested by the Class 1 carriers, could be profitable if a focused marketing strategy stressing customer satisfaction and quality service was implemented. The Company intends to establish and develop contractual relationships with other transportation modes that could maximize all modes of shipping. The Company believes that by developing cooperative relationships with major rail entities, shippers and other transportation modes, many new sources of revenue traffic can be developed which should lead to higher levels of profitability for all.

     The Company's intended regional rail transportation systems will: 1.) concentrate on maximizing the current profitability of the combined individual railroads by consolidating costs, duplicate functions, and overhead expenses, 2.) increase the percentage of revenue received through longer line-haul opportunities, 3.) work to develop new sources of on-line traffic through aggressive marketing efforts, and, 4.) work to develop cooperative transportation partnerships with other rail and non-rail transportation entities.

     The Company intends to apply its acquisitions strategy to any region in the country where the potential exists to combine several regional/short-line railroads and/or divested Class 1 rail lines into a contiguous rail system. Competition for the Company's services will be trucking entities, river barge companies and other rail carriers. These entities have the ability to compete with the Company on both price and service. The Company believes that its primary competitor is the trucking industry.

CURRENT STATUS
     TrueTraks, Incorporated is presently a non-operating/development stage corporation seeking to raise $1,300,000 in capital. This capital is necessary to allow the Company to implement its acquisitions strategy and to becoming a fully-operational railroad. The Company will require additional capital to fully exploit its acquisitions and operations strategy. The Company currently has two full-time employees. Additional management, advisory and consulting staff will be added upon completion of this Offering. The Company currently does not own any railroads, or have any purchase agreements or Letters of Intent outstanding to acquire any of its targeted acquisition candidates. The Company has no contracts with any entities to handle their transportation needs.

OBJECTIVES
     The Company believes that there are numerous objectives that will be key factors to the Company's success within the current rail road industry. These objectives are as follows:

     First, the acquisition of existing regional, short-line and rail lines from Class 1 railroads in specific geographic territories, and combining these properties into a contiguous regional railroad network. The Company must detail the most appropriate acquisitions strategy tailored for each targeted property. These acquisitions may be accomplished by outright purchase, stock purchase, lease, operating lease or appropriate combination thereof.

     Second, the Company will need to hire additional experienced management and advisory personnel with specific experience in railroad acquisition due diligence, railroad marketing, railroad finance and railroad law. These individuals will aid in the preparation of the individual formal acquisition strategies for each property targeted by the Company for purchase and will aid in the development and review of the Acquisition, Marketing and Operating Plans. Management functions of the Company will be divided into four functional departments, with each department being managed by an experienced professional with appropriate railroad or business experience. These departments will be Operations, Marketing, Administrative/Legal and Finance. The Company intends to focus on hiring the most qualified individuals who share the Company's business and operating philosophies, with many of the management and operating personnel coming directly from the railroads that are acquired by the Company

     Third, begin the process to integrate these potential acquisitions into a contiguous rail transportation system. The Company has an opportunity to, consolidate duplicate functions, processes, overhead expenses, and to realize a greater efficiency in the utilization of equipment and personnel resources and improve the efficiency of operations and customer responsiveness. This integration of potentially acquired rail properties could allow the Company to develop new traffic sources which currently do not exist because these properties were operating as separate entities prior to their acquisition.

     Fourth, the intended domination of regional markets through aggressive pro-active, customer-focused marketing efforts, identifying, promoting and developing economic development opportunities for each region and development of cooperative transportation partnerships with non-rail transportation entities. The Company wants to be recognized as the industry leader in terms of quality in rail freight transfer. The Company intends to achieve this objective by remaining focused and committed to our potential customers needs. The Company intends to take the lead with other transportation modes to develop partnerships that leverage each mode's particular strengths. The Company believes that higher levels of profitability can be achieved by developing cooperative relationships with major transportation modes, communities and shippers. The Company does not have agreements with any entities to handle their rail transportation needs, however; the Company has significant relationships within the railroad industry which have been built over years of dedicated customer oriented advocacy.

     Fifth, the Company will not expand or diversify beyond its means to remain a profitable enterprise. We believe this objective means that diversification and expansion cannot occur until the Company has had profitable months and cash reserves. Even meeting these minimum requirements, the Company intends to adopt an approach to growth that will include a monthly assessment of progress and strategy review to ensure that the Company is not extended beyond its means.

     Sixth, the Company intends to operate within any region in the country where the potential to build a dominant regionally specific rail transportation network exists.

ACQUISITIONS/FUNDING
     The Company presently does not own any rail assets. However, the Company has been in negotiations with various companies and individuals discussing the specifics of acquiring various rail assets. The Company has researched numerous properties that it plans to acquire. The Company has not signed or written any Purchase Offers or Purchase Letters of Intent to acquire any rail assets as of the date of this Prospectus. Even though the Company may not have any written Purchase Agreements in place as of the date of the Offering Circular, the Company believes it does have significant relationships within the rail industry, which the directors and executive officers have built over the years which will allow the Company to acquire rail assets shortly after the closing of the Offering and the acquisition of additional financing.. Upon the closing of this Offering, the Company will use part of the proceeds from this Offering to fund the debt offering, which will ultimately allow the company to acquire the select rail assets it has researched.

     The funds from this Offering will not be sufficient to acquire any rail assets directly. The Company will need to secure additional debt capital in order for any acquisitions to occur. There can be no assurance made that this capital will be available to fund the Company's acquisitions strategy. However, the Company has identified several potential sources of debt capital who have expressed an interest in working with the Company. The Company has been working with one of these sources for additional debt capital for the acquisitions that the Company wishes to make. The Company is presently in the final stages, prior to receiving a firm funding commitment from Heller Capital Inc., for additional capital (debt capital) to fund the acquisitions targeted by the Company. The firm funding commitment from Heller Capital, Inc. is for a maximum of $30M U.S. Dollars for use in the purchase of rail assets. There are other potential sources for additional capital that may be approached by the Company at such time that additional acquisitions becomes imminent.


                                  THE OFFERING

Securities to be Offered: . . . . . .   200,000 shares of Common Stock (maximum)
                                        100,000 shares of Common Stock (minimum) par value $.01, at $6.50 per share;
                                        These shares are being offered by the
                                        Company on a "best efforts" basis. See
                                        "Description of Capital Stock" and
                                        "Underwriting."

Approximate Net Proceeds - Maximum:     $1,300,000. See "Use of Proceeds."
Approximate Net Proceeds - Minimum:     $  650,000. See "Use of Proceeds."

Use of Proceeds:  . . . . . . . . . .   The Company expects to use the net
                                        proceeds of the Offering for working
                                        capital and other general corporate
                                        purposes. See "Use of Proceeds."

Common Stock Outstanding After Offering
   -----Maximum: ....................   1,950,000 shares.
   -----Minimum: ....................   1,850,000 shares.

Common Stock Publicly Owned After
 Offering
   -----Maximum:.....................   200,000 shares.
   -----Minimum......................   100,000 shares.

----------------------------

                              CERTAIN RISK FACTORS

     Prospective purchasers of the Common Shares should consider carefully the information set forth under the caption "Risk Factors" on page 7, and all other information set forth in this Prospectus, in evaluating an investment in the Common Shares. The Company has a limited operating history and may be construed as a "development stage" company. For this reason investment in shares of Common Stock offered hereby involves a high degree of risk. See "Risk Factors".

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                              As of July 31, 1997     As of the Effective Date
                              -------------------     ------------------------
                                                    As Adjusted     As Adjusted
                                     Actual         Maximum         Minimum
                                     ------         -------         -------

Consolidated Balance Sheet Data
     Cash and Cash Equivalents(1)   $     420       $1,275,420      $ 625,420
     Total Assets                     139,920        1,415,340        765,340
     Total Liabilities                 25,000                0              0
     Stockholder's Equity(2)          114,920        1,415,340        765,340


(1)  THE COMPANY HAS PRE-PAID THE COSTS OF THIS OFFERING TO $155,000
(2)  The Company has no redeemable convertible preferred stock.


                             COMPANY'S INDEBTEDNESS

     The Company has no outstanding indebtedness to any officers, directors, or commercial lending institutions, private individuals, or other affiliates. The Company may have general obligations under normal business lease agreements.

                              PLAN OF DISTRIBUTION

     The Company will be offering these securities under this Offering without the use of underwriters, brokers or dealers. The Officers and Directors of the Company will be the only persons selling the Company's securities. The Officers and Directors will receive no commissions or remuneration for the selling of the Company's securities. The Officers and Directors are relying on Rule 3a4-1 of the Exchange Act as the exemption from registration as a broker-dealer. Furthermore, no securities under this Offering are being sold on behalf of any security account holders. There are no funds from this offering which are to be returned to any other stakeholders to the Company. Should the Minimum offered securities under this Offering of $650,000 or 100,000 shares not be fully subscribed to, it is the obligation of the Company to direct the Escrow Agent, FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN, pending the effective date of the Prospectus, to return all proceeds collected and deposited for purchase of the securities described herein, upon the expiration of 180 days from the effective date of this offering. The funds deposited by the investors with the Escrow Agent, FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN, pending the effective date of the Prospectus, for the purchase of these securities to this offering will be returned without interest.





THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE " RISK FACTORS."

                                  RISK FACTORS

IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. POTENTIAL PURCHASERS OF THE CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO PURCHASE SHARES OF THE CLASS A COMMON STOCK OFFERED HEREBY.

FLUCTUATION IN REVENUES AND EXPENSES
     The companies in this industry have historically experienced fluctuations in revenues and expenses due to unpredictable events such as one-time freight moves, customer plant expansions and shut-downs, rail car sales, accidents and derailments. Once the Company has acquired one or more existing railroads, the occurrence of such events may cause further fluctuations in revenues and expenses and negatively affect the Company's financial performance.

AVAILABILITY OF ACQUISITION OPPORTUNITIES
     The Company's ability to apply its Acquisition Strategy, and thus become a fully operational railroad is dependent upon its ability to acquire existing railroad properties. In making acquisitions the Company will compete with other short line and regional operators, some of which are larger, more experienced and/or have greater financial resources than the Company. There can be no assurance that acquisition opportunities will be available to the Company in the near future, or that the Company will be able to compete successfully for available properties. The Company's ability to acquire existing regional and short-line railroads and related railroad assets may also be dependent upon its ability to obtain financing for such acquisitions. Financing may not be available or may be available only on terms and conditions unfavorable to the Company. In addition, the Company's future credit facilities may contain certain limitations on the Company's ability to make acquisitions.

CUSTOMER CONCENTRATION
     Upon becoming a fully-operational railroad, the Company's business could be adversely affected if any of the Company's customers suffer significant businesses downturns or reduce shipments of commodities transported by the Company. Additionally, the Company may depend on one or a small group of customers on any given rail line. The loss of one, or any portion of these customers, could affect the profitability of the Company.

RELIANCE ON KEY PERSONNEL
     TrueTraks success to date has been largely dependent on the leadership of Mr. Garry Oglesbee, Chairman, President and Chief Executive Officer and Mr. Leonard Mitchell, Vice President and Chief Operating Officer. While the Company is in the process of building a deeper, experienced management, advisory and consulting team, the loss of Mr. Oglesbee's and/or Mr. Mitchell's services could adversely affect the Company's operations.

RELATIONSHIPS WITH CLASS 1 RAILROADS
     A substantial portion of the railroad traffic in the United States is dominated by a number of large Class 1 rail carriers that have substantial market control and negotiating leverage. Almost all of the traffic on the Company's potentially acquired railroads is interchanged with Class 1 carriers. A decision by any of these Class 1 carriers to discontinue transporting certain commodities or to use alternate modes of transportation, such as motor carriers, could adversely affect the Company's business in the future.

     Upon becoming a fully-operational railroad, the Company's ability to provide rail service to its current and/or future customers will depend in large part upon its ability to maintain cooperative relationships with Class 1 connecting rail carriers with respect to freight rates, car supply, reciprocal switching, interchange, trackage rights and other matters. A deterioration in the operations of, or service provided by connecting carriers, or in the relationships with its connecting carriers, could adversely affect the Company's business. The Company may not maintain an adequate supply of rail cars to meet the transfer demands. Further, the Company may not be able to obtain additional rail cars or replacements on favorable terms.

     Portions of the Company's eventual rail system could operate under leases, operating agreements or trackage rights agreements with Class 1 carriers. Failure of the Company to comply with such potential leases and agreements in all material respects could result in the loss of operating rights with respect to such rail lines, which would adversely affect the Company's business.

COMPETITION
     Each of the Company's potentially acquired railroads intends to operate typically as the only rail carrier directly serving its customers; however, the Company's railroads compete directly with other modes of transportation, including motor carriers and, to a lesser extent, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. Any improvement in the cost or quality of these alternate modes of transportation could increase competition from these other modes of transportation and adversely affect the Company's business.

REGULATION
     Once the Company becomes a fully operational railroad, the Company's railroads will be subject to regulation by the Surface Transportation Board ("STB"), the Federal Railroad Administration ("FRA"), state departments of transportation and some state and local regulatory agencies. Despite deregulation in the recent years, federal and state regulation continues to affect profitability and competitiveness in the railroad industry. The federal and state regulatory processes negatively affect the Company through, among other things, the delays and costs associated with protracted abandonment proceedings and the legal cost associated with acquisition proceedings. Although the recently enacted ICC Termination Act of 1995 ( the "ICCTA") purports to aim at eliminating or reducing such costs, the ICCTA has not been in effect long enough to determine the extent to which it will be successful in this regard. In reducing regulation, an effect of the ICCTA may be diminished regulatory protection for small railroads, which negatively affects their competitive position with their Class 1 connections.

ENVIRONMENTAL MATTERS
     The Company's eventual railroad operations and real estate ownership will be subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters and the handling, storage, transportation and disposal of waste and other materials. The railroads targeted by the Company for purchase regularly transport hazardous materials for shippers, and also periodically use hazardous materials in their own operations. As a result, the Company's future business will involve the risk of substantial environmental liability as a result of current and past operations.

LIABILITY FOR CASUALTY LOSSES
     The Company will obtain new, or assume current insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences on each of the railroads the Company intends to acquire. The Company believes that it will be able to secure adequate insurance coverage for the business. Under catastrophic circumstances such as accidents involving passenger trains or spillage of hazardous materials, the Company's liability could exceed its insurance limits. Insurance is available from only a limited number of insurers and there can be no assurance that insurance protection will continue to be available or, if available, will be obtainable on terms acceptable to the Company. The occurrence of losses or other liabilities which are not covered by insurance or which exceed the Company's insurance limits could materially adversely affect the future financial condition of the Company.

LABOR MATTERS
     The Company could have employees who are subject to collective bargaining agreements. Strikes and work stoppages, whether brought against the Class 1 carriers or the Company itself with which they connect, could adversely affect the future operations of the Company's railroads. In the future the Company may have collective bargaining agreements.

DILUTION
     Purchasers of Class A Common Stock in the Offering will experience an immediate and substantial dilution of $6.16 per share (Minimum Offering) or $5.85 per share (Maximum Offering) in the net tangible book value of their shares. See "Dilution"

CONCENTRATION OF VOTING POWER
     Upon completion of the Offering, the directors and executive officers of the Company will beneficially own approximately 87% of the outstanding shares of Class A Common Stock (under the maxi portion of the Offering) representing approximately 87% of the voting power of the Company controlled by Garry Oglesbee, (the Company's Chairman, President and Chief Executive Officer). As a result Mr. Oglesbee, will have the ability to affect the vote of the Company's stockholders on significant corporate actions requiring stockholders' approval, including mergers, share exchanges or sale of all, or substantially all, of the Company's assets. With such voting power, Mr. Oglesbee will have the ability to delay or prevent a change in control of the Company.

NO PRIOR PUBLIC MARKET FOR CLASS A COMMON STOCK
     Prior to this offering there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price has been determined by the Company. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, the gain and loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the industry, and other events or factors. The Company intends to apply for an application to be on the Bulletin Board, but there is no guarantee that the Company will be on the Bulletin Board. As of this time no broker-dealer has agreed to make a market in the Company's securities.

SHARES ELIGIBLE FOR FUTURE SALE
     No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock, or the availability of shares of Class A Common Stock for future sales will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and limit the Company's ability to raise additional capital. Upon completion of this Offering the Company will have 1,850,000 shares of Common Stock (minimum) or 1,950,000 shares of Common Stock (maximum) outstanding. The 100,000 shares (minimum) or the 200,000 shares (maximum) offered hereby will be fully tradable without restrictions. All of the remaining 1,750,000 shares of Common Stock outstanding are deemed to be "restricted securities" as that term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering. The Company, its officers, directors, and/or certain other stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 1 year after the date of this Prospectus subject to Rule 144 of the Securities Act ("Rule 144"). Following the Offering an aggregate of 1,750,000 shares will be subject to these restrictions. See "Shares Eligible for Future Sale"

POSSIBLE NEED FOR ADDITIONAL CAPITAL FINANCING
     The Company believes that the net proceeds of this Offering will not be sufficient to expand the Company and to provide for the implementation of the Company's Acquisition Strategy. The Company's cash needs may vary significantly from its predictions if it is unable to generate anticipated cash flow or its growth occurs faster than anticipated. No assurance can be given that the Company's predictions regarding its cash needs will prove accurate, nor that the Company, if able to secure any required additional financing when needed, or at all, or that such financing, if obtained, will be in terms favorable or acceptable to the Company. If the Company is unable to obtain additional financing when needed, it could be required to curtail its planned expansion and possibly reduce the scope of its operations. The Company's inability to obtain needed financing could have a material adverse effect on future operating results and any future growth and operating results will depend on management's continuing ability to implement its Acquisitions, Marketing, and Operating strategies, as to which no assurance can be given. See "Use of Proceeds", See "Business".

NO SPECIFIC PROPERTIES/RAIL ASSETS CHOSEN
     The Company as of the effective date of the Offering Circular has not chosen any specific property(ies) to acquire. The Company has researched numerous properties and is prepared to move forward with the acquisition of rail assets once the Offering has been concluded. However, there can be no guarantee that any of the properties researched by the Company will be able to be acquired by the Company. See "Business"

LIMITATIONS ON TAKEOVERS
     Certain provisions of the Company's Certificate of Incorporation and By-laws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the stockholders the opportunity to realize a premium over the then prevailing market prices. Specifically, mergers and certain other corporate actions require the approval of two-thirds of the total votes represented by all Class A Common Stock. The board is expressly authorized to consider a variety of factors and constituencies in determining the Company's best interests. In addition, under certain circumstances, Section 203 of the Delaware General Corporate Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to affect certain business combinations with the corporation for a three-year period.

NO DIVIDENDS
     TrueTraks, Inc. has never paid cash dividends on the Common Stock and has no present intention to declare or pay a cash dividend on the Common Stock.

NO CREDIT
     The Company presently has no line of credit with any banks or leading institutions, nor can the Company guarantee any credit will be established in the future. Investors should be aware that lack of credit and the need for additional capital financing could cause adverse effects to the Company.

NO OPERATING REVENUE
     There have been no revenues achieved by the Company to date. There can be no guarantee that TrueTraks Inc. will be successfully commercialized or that the Company will achieve any operating revenues ever.

BROAD DISCRETION IN APPLICATION OF PROCEEDS
     The principal purposes of this Offering is to capitalize the implementation of TrueTraks, Incorporated's Acquisitions Strategy and provide funds for general corporate purposes. The Company has no current specific plans for a significant portion of the proceeds of the working capital. As a consequence, the Company's management will have broad discretion over the proceeds for the foreseeable future.

NON-REGISTRATION IN CERTAIN JURISDICTIONS
     The Company is applying for registration of this Offering in only four states, New Mexico, Colorado, Texas and Georgia. The Offering may not achieve the minimum amount to be sold or the maximum amount to be sold due to this limited registration. The lack of registration in only four states could also affect the tradability of the common stock. This lack of tradability may have an adverse effect on the amount of shares sold.

NO UNDERWRITER
     TrueTraks Incorporated has chosen not to employ an underwriter for this size of an Offering. This decision by the Company to not utilize an underwriter poses the risk of not having an Errors and Omissions insurance policy normally carried by an underwriter. There is also the risk of the whole Offering not being sold out due to the lack of an underwriter.

NOTE: IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS DISCLOSURE DOCUMENT POTENTIAL INVESTORS SHOULD KEEP IN MIND OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the offering are to be $1,300,000 under the Maximum and $650,000 under the Minimum as there are no anticipated Underwriting fees, discounts, or commissions. It is the Company's intention to sell this issue under its own efforts, thereby increasing the net proceeds to the Company. The expenses of the Offering have been prepaid by the stockholders of the Company. None of the Company's stockholders will be selling stock under this Offering.

     The following table sets forth the use of the proceeds from this Offering:



                                           If Minimum Sold                    If Maximum Sold
                                           ---------------                    ---------------
                                           Amount        %                    Amount        %
                                           ------        -                    ------        -

TOTAL PROCEEDS                            $650,000      100%               $1,300,000      100%

LESS: OFFERING EXPENSES

Commissions and Finders Fees                  $  0        0%                     $  0        0%
Legal & Accounting                ($77,500 Prepaid)*      0%         ($77,500 Prepaid)*      0%
Copying & Advertising             ($77,500 Prepaid)*      0%         ($77,500 Prepaid)*      0%
Other                                            0        0%                        0        0%
NET PROCEEDS FROM OFFERING                $650,000      100%               $1,300,000      100%
                                  ----------------      ----         ----------------      ----

                                                                 10



USE OF NET PROCEEDS
Legal Fees                               $  80,000      12.3%                $150,000      11.5%
Advertising                                 40,000       6.2%                  80,000       6.2%
Travel                                      20,000       3.1%                  50,000       3.8%
Printing-Brochures                          20,000       3.1%                  50,000       3.8%
Salaries                                   150,000      23.0%                 150,000      11.6%
Secure Property/Assets                     210,000      32.3%                 452,000      34.8%
Working Capital                            130,000      20.0%                 368,000      28.3%
                                  ----------------     -----         ----------------    ------
TOTAL USE OF NET PROCEEDS                  650,000     100.0%               1,300,000    100.00%
                                  ----------------     -----         ----------------    ------


     * THE EXPENSE OF THIS OFFERING, $155,000, HAS BEEN PREPAID BY THE COMPANY. NO PROCEEDS FROM THIS OFFERING WILL BE USED TO PAY FOR ANY EXPENSES OF THIS OFFERING.

     The Company intends to use the net proceeds from this Offering to implement its acquisitions strategy and to become a fully-operational railroad. The acquisitions strategy stage will require the Company to hire or retain the services of individuals with specific railroad experience in the areas of: acquisitions, due diligence, operations, marketing, finance, and law. The Company has identified a number of these required individuals and will secure their services as soon as possible upon completion of the Offering. Beyond the Company's Acquisitions Strategy, the Company intends to become a fully-operational railroad through the acquisition of existing regional and short-line railroads, and/or divested Class 1 rail lines. These acquisitions may be by asset purchase, stock purchase, lease, operating lease or any combination thereof.

     The proceeds that will be used for legal representation in the acquisition of the rail assets will be in the amount of $150,000 under the Maximum and $80,000 under the Minimum. Advertising by the Company, to promote the Company and its services, will be $80,000 under the Maximum and $40,000 under the Minimum. Travel by the Company's executives to appraise and negotiate with the various rail property owners is $50,000 under the Maximum and $20,000 under the Minimum. Printing costs for the Company's collateral material under the Maximum is $50,000 and $20,000 under the Minimum. The executives will receive salaries (collectively) from the Offering in the amount of $150,000 under the Maximum and $150,000 under the Minimum.

     The Company plans on securing leases for office space, office equipment, computers, automobiles and possibly other equipment which may be needed in the everyday course of business. These equipment leases will be secured using part of the proceeds from the $452,000 under the Maximum and $210,000 under the Minimum These leases may be secured through a commercial building leasing service or a Realtor for the office space, through various business retailers or distributors for the office equipment and computers and through local automobile dealers for the auto leases, depending on the best price at the time of leasing. Additional items that may be needed will be leased from local or international companies depending on the best price at the time of leasing.

     Working capital will be used to run the day to day operations of the Company and would result in $368,000 under the Maximum and $130,000 under the Minimum. A portion of the working capital may be used to assist the securing of the properties.

     The Company plans to secure the intended acquisition(s)/property(ies) by using funds from the $452,000, under the Maximum, or $210,000, under the Minimum and additional debt funding the Company will acquire from other sources. The leases/properties may be secured through outright purchase, stock purchase, lease, lease of operating rights or any other combination thereof. See "Business".

     The Company will need additional funding to complete the initial acquisition of the Company's Acquisition Strategy and additional properties the Company plans to acquire. There can be no assurance made that this capital will be available to fund the Company's initial acquisition or any further acquisitions planned in the Company's Acquisitions Strategy. However, the Company has met with and received a verbal commitment from a funding source in Plantation, Florida for the additional capital required to purchase the Company's initial acquisition and other planned acquisitions. The Company will need additional funding of up to $30M U. S. Dollars to complete the purchase of the Company's initial acquisition. The funding source in Plantation, Florida, (the firm of Heller Capital, Inc.) has expressed an interest in funding other acquisitions that the Company intends to pursue. Other funding sources for additional capital will be approached by the Company at such time that additional acquisitions becomes imminent. See "Business"

     There can be no assurance that the proceeds of this Offering, after deducting cash used in the Company's operations will be adequate to fund all of the Company's plans. If adequate funds are not available, the Company may be required to delay, scale back or eliminate parts of its development plan or obtain funds through arrangements with collaborative partners or others that may require the Company to alter its plans on ownership and/or control.

     The Company believes that the net proceeds from the Offering will not be sufficient to fund the development of its Acquisitions Strategy for the next 12 months. Additional funding will be required for the continuing development of the Acquisition Strategy. However the acquisition of the Company's initial property should enable the Company to become a fully-operational railroad. The Company will require additional capital to acquire the additional rail assets that have been targeted for purchase by the Company. While no assurance can be given, the Company believes that it will be able to secure the additional capital required to successfully implement its Acquisitions Strategy. Proceeds not immediately required for the purposes described above will be invested primarily in United States Government securities or qualified money market funds. The Company will need material amounts of funds from other sources to be used in conjunction with the proceeds of this Offering.

     The foregoing represents the Company's best estimate of the net proceeds of the Offering based on current planning and business conditions. The exact allocation of the proceeds for the purposes set forth above and timing of the expenditures may vary significantly depending upon numerous factors, the time and cost involved in obtaining any regulatory approvals, the status of competing entities, the establishment of sales and marketing capabilities and the establishment of collaborative relationships with other parties, if necessary.


                                    DILUTION

MAXIMUM OFFERING
     The net tangible book value of the Common Stock after a successful maximum Offering would be $0.65. Net tangible book value per share of Common Stock represents the total tangible assets (total assets minus intangible assets) reduced by total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect of this Offering by the Company of 200,000 shares offered hereby assuming an offering price of $6.50 per share, the pro forma net tangible book value of the Common Stock, after deduction of selling and Offering expenses, would have been approximately $1,275,420 or approximately $.65 per share. Thus purchasers of the shares offered hereby would have suffered immediate dilution of $5.85 per share.

Initial public offering price per share. . . . . . . . . . . . .          $6.50
     Net tangible book value per share at July 31, 1997. . . . .  $0.00
     Increase per share to attributable to new investor. . . . .  $0.65
                                                                  -----
Pro forma net tangible book value per share after the offering .          $0.65
                                                                          -----
     Dilution per share to new investors . . . . . . . . . . . .          $5.85
                                                                          -----
                                                                          -----

MINIMUM OFFERING
     The net tangible book value of the Common Stock after a successful Minimum Offering would be $0.34. Net tangible book value per share of Common Stock represents the total tangible assets (total assets minus intangible assets) reduced by total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect of this Offering by the Company of 100,000 shares offered hereby assuming an offering price of $6.50 per share, the pro forma net tangible book value of the Common Stock, after deduction of selling and Offering expenses, would have been approximately $625,420 or approximately $0.34 per share. Thus purchasers of the shares offered hereby would have suffered immediate dilution of $6.16 per share.

Initial public offering price per share. . . . . . . . . . . . .          $6.50
     Net tangible book value per share at July 31, 1997. . . . .  $0.00
     Increase per share to attributable to new investor. . . . .  $0.34
Pro forma net tangible book value after this offering. . . . . .          $0.34
                                                                          -----
Dilution per share to new investors. . . . . . . . . . . . . . .          $6.16
                                                                          -----
                                                                          -----


     The following tables sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and to be paid ( at the initial public offering price of $6.50 per share by purchasers of shares offered by the Company hereby.)

MINIMUM OFFERING
                           Shares Purchased  Total Consideration
                           ----------------  -------------------

                           Amount   Percent      Amount     Percent   Ave. Price
                           ------   -------      ------     -------   per Share
                                                                      ---------
Existing Shareholders    1,750,000   94.6%   $   155,000     19.3%     $  0.09
New Investors              100,000    5.4%   $   650,000     80.7%     $  6.50

Total                    1,850,000    100%   $   805,000      100%

MAXIMUM OFFERING
                         Shares Purchased     Total Consideration
                         ----------------     -------------------

                         Amount     Percent      Amount     Percent   Ave. Price
                         ------     -------      ------     -------   per Share
                                                                      ---------
Existing Shareholders    1,750,000   89.7%   $   155,000     10.7%     $  0.09
New Investors              200,000   10.3%   $ 1,300,000     89.3%     $  6.50

Total                    1,950,000    100%   $ 1,455,000      100%

                                 DIVIDEND POLICY

     The Company intends to retain all future earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of all dividends will be at the discretion of the Company's board of directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of July 31, 1997 and as adjusted to give effect to, among other things, the Offering
(at an assumed initial public offering price of $6.50 per share):



                                                                         As of:
                                                                     July 31, 1997     Minimum        Maximum
                                                                     -------------     -------        -------

Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . .        $0             $0             $0
Short-term debt. . . . . . . . . . . . . . . . . . . . . . . . . .         0              0              0
      Total debt . . . . . . . . . . . . . . . . . . . . . . . . .         0              0              0
Stockholder's Equity:
   Class A Common Stock, $.05 par value,
      2,000,000 shares authorized, 1,750,000 shares
      issued and outstanding actual, as adjusted (1)
      1,850,000 shares issued and outstanding
      (minimum) 1,950,000 shares issued and outstanding
      (maximum). . . . . . . . . . . . . . . . . . . . . . . . . .        87,500         92,500         97,500
      Additional paid-in  capital. . . . . . . . . . . . . . . . .        70,000        715,000      1,360,000
      Deficit accumulated during development stage . . . . . . . .       (42,580)       (42,580)       (42,580)
         Total Stockholder's Equity. . . . . . . . . . . . . . . .      $114,920       $764,920     $1,414,920
                                                                     -------------    -----------   -----------

         Total Capitalization. . . . . . . . . . . . . . . . . . .      $114,920       $764,920     $1,414,920
                                                                     -------------    -----------   -----------
                                                                     -------------    -----------   -----------


(1) At July 31, 1997, the Company had 1,750,000 common shares outstanding on a fully diluted basis consisting of: (i) 1,750,000 shares issued and outstanding; (ii) as adjusted common shares outstanding includes the sale of 100, 000 shares for the Minimum Offering and the sale of 200,000 shares for the Maximum Offering.

                                PLAN OF OPERATION

     The Company was organized on March 31, 1997 and is in the development stage. Since inception the Company has been engaged principally in organizational activities, including developing a business plan, identifying and negotiating with specific regional and short-line railroad acquisitions candidates and potentially-divested Class 1 rail lines, negotiating with lending sources to acquire additional capital for the acquisitions that the Company wishes to secure, identifying and negotiating with qualified management, consulting, and advisory personnel necessary for the successful implementation of the Company's Acquisitions, Marketing and Operating Strategies and establishing the business opportunities within the niche in which to focus the Company's efforts

     The Company has generated no revenues as to date and does not expect to generate meaningful revenues in the near future until such time, if ever, it has acquired its "base property" and is a fully functioning railroad. The Company has incurred a loss since its inception, resulting in an accumulated deficit at July 31, 1997 of $42,580. The Company anticipates that it will continue to incur losses for the foreseeable future until such time, if ever, the Company is able to generate sufficient revenues to finance its operations.

     The Company's objective is to become a dominant provider of rail freight transportation through the acquisition and consolidation of existing regional, short-line and divested rail assets from Class 1 railroads. railroads. The targeted rail assets, either publicly or privately owned, may be acquired via outright purchase, stock purchase, lease, operating lease or other combination.

     Following the completion of this offering, the Company will move forward with it's Acquisition, Marketing and Operating Strategies and become a fully-operational railroad. The Company will attempt to acquire, via asset purchase, stock purchase, lease, operating contract or appropriate combination thereof, one or more of the properties targeted by the Company. Once the Company has acquired all of the targeted properties within the region of the country that the Company has identified as most desirable to apply its Marketing and Operating Strategies it will begin the operational strategy phase. The Company intends to begin a complete and comprehensive rail line rehabilitation program, commensurate and appropriate with existing traffic levels to increase reliability, enhance safety, and provide for the ability to compete for additional revenue traffic. The Company intends to simultaneously reduce operating expenses to a level where maximum expense efficiencies are reached without compromising safety or customer service. The Company will strive to generate sufficient levels of revenue and profitability to allow the Company to continue to explore new business and railroad acquisitions opportunities which are consistent with its Marketing and Operating Strategies.

     The funds received from this Offering will not be sufficient to satisfy the cash needs of the Company for the next twelve months. The Company will need additional funding after the offering closes to acquire the initial "base" property, that is discussed throughout this Prospectus. The Company intends to use the proceeds of this Offering to fund the administrative costs of the debt offering, for up to $30M U.S. Dollars, that will be needed to acquire the base property. The net proceeds from the Offering, either the $650K minimum or the $1.3M maximum, will also be used to put the company's acquisition plan into force and to capitalize the Company itself.

     Over the next twelve months the Company intends to add employees on an as-needed basis. In addition to the initial management team, the Company has identified, and upon completion of this offering the Company intends to secure the services of numerous individuals with specific expertise in the railroad acquisitions due diligence process, railroad operations, transportation marketing and logistics and railroad law. Through these targeted individual's prior involvement in the industry they may have important contacts and relationships within the Class 1 and regional/short-line railroad communities. These individuals will work during the Company's ongoing Acquisitions Strategy to focus the process of identifying acquisition opportunities, perform the due diligence analysis needed to determine acquisition price and operating strategy, and to conduct marketing studies and shipper interviews to identify what additional opportunities for revenue growth are available.

     It is the Company's intent to acquire an existing regional or short-line railroad and utilize the property as it's "base" property. Thus, the initial management, operating, marketing, and the administrative work force will already be in place. As additional railroads or rail lines are acquired, the organizational structure will evolve, by absorbing, where practical, operating employees of each acquired railroad

                                    BUSINESS

INDUSTRY SUMMARY
     Since 1980 the railroad industry in the United states has undergone significant changes due to the passage of the Staggers Rail Act of 1980 (the "Staggers Rail Act") The 1980 Staggers Rail Act fundamentally changed Federal regulatory policy by emphasizing the promotion of "revenue adequacy" (the opportunity to earn revenues sufficient to cover cost and to attract capital) for the railroads and allowing competition to determine, to a greater extent, rail prices and route service options. Since 1980, Class 1 railroads in the U.S and Canada have taken steps to improve profitability and increase their market share. The Class 1 railroads have focused their capital resources on their core system, which is the long haul sector. Certain Class 1 railroads have sold branch lines/short-lines to smaller operators, who have lower overheads and are willing to commit the resources necessary to service the shippers/customers on the branch lines. The divestment of the branch lines/short lines allows Class 1 carriers to minimize capital expenditures, improve efficiency while avoiding traffic losses and the long drawn out legal processes involved with abandonment.

     Out of this environment was created a host of smaller regional and short-line railroads that could afford to operate profitably where the larger carriers could not, due to their much lower overhead and operating cost structures. While able to operate on a profitable basis, many of these newly-created regional and short-line railroads simply did not have the excess capital or access to capital required to expand and improve their physical plant and equipment resources. As a result, many of these new regional and short-line railroads took on a "custodial" transportation role; providing continued service for selected shippers that remained on-line, but limited, by lack of capital or management resources as to their ability to upgrade their physical plant or transportation services in order to compete for new traffic sources.

     The Company believes it sees a new wave of merger activity taking place within the railroad industry. In 1995, the Burlington Northern and Santa Fe railroads merged. In 1996, the Union Pacific and Southern Pacific railroads merged and, as 1997 moves forward, the Norfolk Southern and CSX railroads have agreed to buy and divide the Conrail railroad system The Company believes that these completed and proposed mergers will result, as they have in the past, in a new wave of rail line divestitures by these new, larger entities, as they focus their resources on their most profitable core routes.

     As the remaining Class 1 railroads look to rationalize non-priority portions of their rail systems, they will be looking to divest those rail line assets to other railroad operators. These railroad operators will be required to have the capital and management resources to continue to operate these rail lines efficiently, maintain the physical plant, and be willing to work cooperatively with the Class 1 railroads to create a structured and seamless interchange of traffic to and from these divested rail lines.

                            CURRENT CORPORATE STATUS

PRESENT  STATUS
     The Company is currently a non-operating/development stage company. The activities of the executives to-date have been: 1.) identifying and negotiating with specific regional and short-line railroad acquisitions candidates and potentially-divested Class 1 rail lines, 2.) negotiating with lending sources to acquire additional capital for the acquisitions that the Company wishes to secure. 3.) identifying and negotiating with qualified management, consulting, and advisory personnel necessary for the successful implementation of the Company's Acquisitions, Marketing and Operating Strategies. 4.) establishing the business opportunities within the niche in which to focus the Company's efforts.

     Following the completion of this Offering, the Company will move forward with its Acquisition, Marketing and Operating Strategies and become a fully-operational railroad. The Company will attempt to acquire, via asset purchase, stock purchase, lease, operating contract or appropriate combination thereof, one or more of the properties targeted by the Company. Once the Company has acquired all of the targeted properties within the region of the country that the Company has identified as most desirable to apply its Marketing and Operating Strategies, it will begin the operational strategy phase. The Company intends to begin a complete and comprehensive rail line rehabilitation program, commensurate and appropriate with existing traffic levels to increase reliability, enhance safety, and provide for the ability to compete for additional revenue traffic. The Company intends to simultaneously reduce operating expenses to a level where maximum expense efficiencies are reached without compromising safety or customer service. The Company will strive to generate sufficient levels of revenue and profitability to allow the

Company to continue to explore new business and railroad acquisitions opportunities which are consistent with its Marketing and Operating Strategies.

CURRENT MANAGEMENT TEAM
GARRY G. OGLESBEE
     Mr. Garry G. Oglesbee is the Founder, Chief Executive Officer and a Director of the Company. Please see "Management" for a complete resume of Mr. Oglesbee, located on page 22.

LEONARD R. MITCHELL
     Mr. Leonard R. Mitchell is the Vice-President and a Director of the Company. Please see "Management" for a complete resume of Mr. Mitchell, located on page 22.

ADDITIONAL MANAGEMENT
     In addition to the initial management team, the Company has identified, and upon completion of this offering the Company intends to secure the services of numerous individuals with specific expertise in the railroad acquisitions due diligence process, railroad operations, transportation marketing and logistics and railroad law. Through these targeted individuals' prior involvement in the industry they may have important contacts and relationships within the Class 1 and regional/short-line railroad communities. These individuals will work during the Company's ongoing Acquisitions Strategy to focus the process of identifying acquisition opportunities, perform the due diligence analysis needed to determine acquisition price and operating strategy, and to conduct marketing studies and shipper interviews to identify what additional opportunities for revenue growth are available.

     After successful implementation of the Acquisitions Strategy, the Company anticipates it will continue to employ a staff of full-time and contract personnel whose function is to evaluate additional acquisitions opportunities and revise the base Company structure to allow for effective expansion. Employees will be added on an as-needed basis as the business dictates.

LICENSE AND REGULATORY CONSIDERATIONS
     TrueTraks, Incorporated will be subject to regulations by the Surface Transportation Board (STB), the Federal Railway Administration (FRA), State Departments of Transportation, and local regulatory agencies once it becomes an operating railroad company. Established in 1995 by Congressional Act, the STB has jurisdiction over service levels and compensation of rail carrier for rail car use by other railroads, authorizing extension or rail line abandonment, acquisition of rail lines, and consolidation, merger or acquisition of control of rail carriers. The FRA has jurisdiction over safety and railroad equipment standards and also assists in the coordination of projects for railroad route simplification.

                                    STRATEGY

GENERAL
     TrueTraks, Incorporated intends on becoming a fully functioning rail transportation company and the dominant provider of rail freight transportation in the specific regions of the country where it eventually will serve. It will accomplish these goals through the acquisition and consolidation/combination of several existing regional and short-line railroads in specific geographic regions of the country. It intends to add to these regional rail systems via the acquisition of divested Class 1 rail lines which connect to the existing system.

     The Company believes that the acquisition and consolidation of existing regional and short-line railroads could provide the opportunity to generate new levels of revenue, profitability and more efficient customer service through the elimination of duplicate costs and functions, the opportunity to generate more efficient single-line rail transportation service for a greater number of customers, the opportunity to gain a longer line-haul and greater share of the transportation revenue for goods moving through the region on the Company's combined rail system, and the opportunity to attract new customers through the efficiencies gained by establishing a single, contiguous regional rail transportation system.

     The Company's strategy is to purchase existing regional, short-line railroads and rail lines divested by Class 1 railroads in targeted geographic regions of the country and combine them into a contiguous railroad system within that targeted region. The Company's fundamental acquisition strategy is to identify properties that have large industrial customers which can provide the Company with a stable revenue base and the potential to generate revenues and additional customers upon the implementation of a focused market plan. In new areas that the

Company plans to enter, the Company intends to target rail properties that have adequate size to establish a presence in the area, provide a basis of growth for the area and have the availability to attract qualified management. In areas the Company already would have a presence, the Company intends to target properties that it believes the implementation of a revised operating plan is likely to generate a significant operating efficiency, which ultimately should lead to increased revenues. The properties that would be targeted in the areas that the Company already has a presence, also must have large industrial customers that have the potential to generate revenues. The goal of these "regionally-specific" railroad entities is to provide consistent, quality rail transportation services and to work aggressively within the region to identify, develop and promote industrial and economic development opportunities that utilize rail transportation as a primary transportation source.

     The Company intends to engage itself cooperatively with connecting Class 1 railroads to maximize the benefits to them of providing a rail "feeder" system, and the Company intends to further work cooperatively with non-railroad transportation entities to develop strategic transportation partnerships.

ACQUISITION SOURCES
     Over the last 15 years, a large number of regional and short-line railroads that were created as larger rail entities (often-times Class 1 railroads) divested portions of their rail infra-structure that they deemed as marginal, too expensive to maintain or superfluous due to a merger with another railroad. Many of these regional and short-line railroads were created by operating entities whose primary desire was to maintain rail service for a selected number of customers on-line. In many cases, the customers themselves created a shipper's consortium to purchase and operate the divested rail lines to ensure continued rail service.

     The number of regional and short-line railroads continues to grow, and is expected to grow at an accelerated pace as the current wave of merger activity continues between the Class 1 rail carriers. This continued merger activity creates the opportunity for additional divestiture candidates by the Class 1 railroads. It is within this current and growing number of existing regional, short-line railroads and eventually-divested Class 1 rail lines, that the Company will apply its Acquisitions Strategy.

     The Company has identified a number of railroads within specific geographic regions that it wishes to acquire and combine into a larger contiguous regional rail system. In the regions of the country which the Company desires to employ its Acquisitions Strategy, the Company has spent a time conducting due diligence trips, holding meetings with local, state and government officials, and holding meetings with shippers and economic development groups to share its proposal to create a regional rail transportation system. The information gained by the Company during these meetings has provided a broad-base of information, which has been, and will be, used in the development of specific acquisitions proposals, and will eventually be incorporated in the Marketing and Operating Plans.

     The Company believes that the continued merger activity among the remaining Class 1 railroads will eventually cause these larger railroads to shift their operating focus away from serving the local and regional markets they once served prior to their merging. The Company believes it will be able to realize additional revenue traffic by positioning itself as the dominant rail carrier within a specific geographic region and expanding rail service to those once-served by a Class 1 railroad, or by assuming service on rail lines once owned by a Class 1 railroad. The Company will be able to compete for the acquisition of Class 1 rail lines after it has established itself as a dependable and experienced railroad operating company. The acquisition and operation of existing regional and short-line railroad properties may provide the Company the necessary credibility to compete for acquisition of divested Class 1 rail lines when they become available.

     Many of the railroads which the Company has targeted for acquisition are owned by entities which do not have the financial resources and/or the incentive to dramatically improve the rail infrastructure. Rail line maintenance and rehabilitation are required to maintain reliable and safe service, and to expand potential service options. The Company has taken a long-term view on the rehabilitation of the railroads targeted for purchase, and believes that the business value of a combined system such as the Company envisions will provide both the financial resources and the business incentive to bring substantial rail line infrastructure improvements within a five-to-seven year time frame.

     The Company sees opportunity throughout the entire United States to implement its Acquisitions Strategy. Specific regions of the country which appear, based upon the availability of connectable regional and short-line railroad properties and potential Class 1 rail line divestitures, would be: 1.) the near-West region, encompassing such states as Kansas, Colorado, New Mexico, and Utah; 2.) Northeast, encompassing such states as New York, New Jersey, and the New England area; 3.) the Southeast, encompassing such states as The Carolinas, Tennessee, and Kentucky; and 4.) Midwest, encompassing such states as The Dakotas, Minnesota, Iowa, Indiana, and Ohio While these are general regions which the Company has identified as having the greatest near-term opportunities to implement the Company's Acquisitions Strategy, it will not rule out other geographic locales, provided they fit within the niche that the Company has defined.

ACQUISITION COMPETITION
     There are currently a number of publicly and privately-held companies that area involved in the ownership and operation of regional and short-line railroads in numerous geographic locations. The primary competitors for the Company's goals and objectives are: Genesee and Wyoming Corporation, RailTex Industries, OmniTRAX, RailAmerica, and Pioneer Railcorp. These companies own and operate several hundred to several thousand miles of rail lines throughout the United States, and have the advantages of an established track record, established relationships with Class 1 railroads and established lines of credit and financing facilities.

     Not all of the primary competitors seem to have a corporate strategy similar to that of the Company. RailTex, Pioneer Railcorp, OmniTRAX, and RailAmerica tend to focus their acquisitions on smaller short-line and switching railroads with under $10 million in revenues. These competitors tend to grow their business by diversification of geographic location as opposed to maximum expansion within a defined geographic location.

     The prime competitor whose historical corporate acquisitions and operations strategy most closely mirrors that of the Company is Genesee and Wyoming Corporation. The Company believes that with the supply of available regional and short-line railroads and the potential for additional rail line divestiture by the Class 1 railroads, there will be an ample availability of acquisition candidates for the Company which will mitigate any direct competitive effects.

     Typically the Company would bid against other short line and regional operators for available properties. The structure/price of each transaction would be determined by the seller based upon economic and strategic considerations. In addition to the financial terms of the transaction, sellers may consider more subjective criteria such as a prospective purchaser's operating experience or management's experience in the railroad industry.

ACQUISITION COSTS/CONSIDERATIONS
     Purchase prices for railroads and divested Class 1 rail lines are arrived at through negotiations based upon several industry norms. The various methods center around three basic industry guidelines: 1.) Multiple-to-Revenue generated on-line, 2.) $1.00 lease per year plus a percentage of business interchange charges should rail traffic be diverted to a different railroad, 3.) Net Liquidation Value of the Base, which is the scrap value of the track structure and underlying land values. Historically, acquisitions of divested Class 1 track and outright acquisition of an existing regional or short-line railroad have been based on a multiple of gross revenues. Recent transaction costs have ranged from between 1.5 times to 2.5 times gross revenues. These figures will often include equipment, but everything is negotiable. The multiple to revenues paid can be adjusted up or down by several factors, including: track condition, maintenance requirements, diversity and stability of customer base, seasonality of the business, connecting rail carriers, assumption of certain liabilities and expected financial returns.

     The Company, in evaluating acquisition opportunities, would consider, among other things, the size of the rail operations, customer and commodity diversification, connecting carriers, revenue stability, track and maintenance requirements, opportunities for expansion and financial returns. The Company would also consider acquisition opportunities that would have the potential to enable the rail line to provide better or more cost effective service to major shippers or to increase or diversify the overall customer make-up of the railroad.

     The Company's strategy will be to acquire railroads by asset purchase, stock purchase, leasing, operating rights or any appropriate combination thereof, using the lowest multiple to gross revenues possible, yet insuring that all underlying real estate and underground and air rights are included in any purchase. The Company believes that the advisory and consulting staff hired during the Acquisitions Stage will help to insure the maximum level of success in this specific area.

     The decision to abandon, sell, or otherwise cease operational interest in certain track by Class 1 railroad management can arise for numerous reasons.
One major factor in that decision is based upon how much and what type of traffic is carried on the property. If the traffic on the railroad or rail line segment is primarily concentrated in the hands of a single customer, the price paid must reflect the potential risk of the loss of the key customer. If the Class 1 rail line acquisition includes equipment (locomotives and rail cars), the sales price will be adjusted to reflect those equipment assets.

     The definitions of available rail lines divested by Class 1 railroads can be described by the three terms utilized industry-wide: The first term is "scrap". If the property under consideration for divestiture carries less than 20 rail cars per mile per year, the owning railroad will consider this property to be scrap unless it provides other strategic benefits to maintaining ownership. The second term is "sell as marginal". If a rail line carries less than 30 rail cars per mile per year, the railroad will consider the sale of this property due to its marginal profitability, unless it provides some other strategic benefit to the Class 1. The operational costs on Class 1 railroads and many large regional railroad operating companies make continued operations of these low-traffic properties not viable from an economic standpoint. The third term is "keep as profitable". If the rail line carries more than 30 cars per mile per year, the Class 1 will typically consider retaining this property unless there is some strategic or resource allocation benefit that can be derived from its sale or lease.

     As additional railroads and divested Class 1 rail lines are added to the initial "base acquisition", line haul distances for traffic will be expanded, thereby improving revenues-per-ton-mile. Equipment utilization will be improved by operating locomotives greater distances and by expanding the number of originating customers that can utilize Company-owned or-leased freight car equipment. As additional properties are added, overhead costs should be reduced by the consolidation of administrative, accounting, maintenance, marketing and other management functions.

SUMMARY
     The Company believes that a specific opportunity currently exists to acquire independently-owned regional and short-line railroads in specific geographic regions and combine them into a single contiguous regional rail transportation system. Furthermore, the Company believes that the railroad industry will experience further merger and consolidation activity among the Class 1 railroads, which, in time, will make available for purchase or lease portions of former Class 1 track that can be operated profitably by an entity whose focus is more regional in nature and has a lower overhead expense than a Class 1 railroad.

     The Company believes that this trend will eventually result in a national rail system composed of a few coast-to-coast railroads, and smaller, regionally-specific "feeder" rail systems. While this system exists partially today in the current railroad environment, the Company believes that this trend will accelerate in the comings years, and will require a greater level of cooperation and coordination between all rail transportation service providers to deliver a seamless level of service to the customer.

     The Company intends to operate in any region of the country where the potential exists to acquire several existing regional, short-line and divested Class 1 rail lines, and combine these acquisitions into a larger contiguous regional rail transportation system. While the Company has identified a number of potential regional and short-line acquisitions candidates, and has approached these candidates regarding the Company's desire to make an acquisition thereof, no formal purchase/sale agreements or Letters of Intent for the purchase of rail assets have been executed to-date.


                                FINANCING/FUNDING

     The Company will need additional funding after the offering closes to acquire the initial "base" property, that is discussed throughout this Prospectus. The Company intends to use the proceeds of this Offering to fund the administrative costs of the debt offering, for up to $30M U.S. Dollars, that will be needed to acquire the base property. The net proceeds from the Offering, either the $650K minimum or the $1.3M maximum, will also be used to put the company's acquisition plan into force and to capitalize the Company itself.

     The Company has met with and received a verbal commitment from a funding source in Plantation, Florida for the additional capital required to purchase the Company's initial acquisition ("base property") and other planned acquisitions. There will be certain administrative fees, legal, accounting, travel, consulting, etc. that will be incurred by the Company in the process of acquiring the debt funding to secure the base property. These expenses will be paid out of the use of proceeds.

     The Company has researched numerous rail assets that it wishes to acquire as its initial base property. As of the date of the Offering Circular the Company has not specifically picked one of the researched rail properties as its intended base property. Once the Company has closed the Offering, it will make a final decision on which property it will acquire as its initial base property. At that time the Company will work with Heller Capital, Inc. to complete the debt funding, that will be needed by the Company, to acquire the base property.

     Once the Company has acquired its initial base property it will proceed with the process of acquiring additional rail properties. The funding source in Plantation, Florida, (the firm of Heller Capital, Inc.) has also expressed an interest in funding other acquisitions that the Company intends to pursue. Other funding sources for additional capital will be approached by the Company at such time that additional acquisitions becomes imminent. The Company's executive officers have many years experience in the rail industry and have acquired numerous contacts in the rail industry. The Company feels these contacts and experience in the rail industry will help the Company stay informed of rail assets that are on the market or will be coming on the market.

     The Company believes debt financing for rail assets may be the most viable method for the Company to use in acquiring rail assets. The Company feels that the most viable form of debt financing would be a type of convertible debt. These convertible debt, would allow the debt holders the option to convert their interest payments, principal payments or a combination of these two into an equity position in lieu of receiving cash. This debt structure could help the Company if a cash flow shortage occurred, at some point in time, in the Company. There is no guarantee that this is the debt structure the Company and Heller Capital Incorporated, will agree on to be used as the debt vehicle.

     There can be no assurances made that the additional capital will be available to fund the Company's initial base acquisition or any further acquisitions planned by the Company. Such funding, if available, may be on terms unfavorable to the Company, have restrictions on future acquisition and/or restrictions on future uses of capital or other restrictions that may be unfavorable for the Company.

                                    MARKETING

     It is the Company's intent to acquire an existing regional or short-line railroad and utilize the property as it's "base" property. Thus, the initial management, operating, marketing, and the administrative work force will already be in place. As additional railroads or rail lines are acquired, the organizational structure will evolve, by absorbing, where practical, operating employees of each acquired railroad.

     The Company's intended Marketing plan is intended to work hand-in-hand with the Operational plan by maximizing the profitability of the current revenue base of each railroad acquired, increasing the revenue traffic on each acquired railroad, creating operational and customer service efficiencies, developing traffic and revenue synergies through the combined contiguous regional rail transportation entity and generating incremental revenue growth by attracting smaller customers and providing ancillary services which generate non-freight revenues.

TARGET MARKETING
     Upon becoming a fully-operational railroad operating company, the Company intends to implement an aggressive marketing campaign in the regional markets which it serves. The Company intends to utilize a well-trained, knowledgeable and pro-active marketing team experienced in understanding and explaining the benefits of rail transportation services to potential customers, and in developing creative or expanded transportation solutions to the current customer base. The Company intends to direct its marketing efforts towards manufacturers, inter-modal trucking companies, agricultural firms, commodity producing industries, municipalities, and industrial/economic development authorities whose transportation needs are not being fully met, or whose businesses could expand or diversify through the application of greater transportation efficiencies.

     The Company believes it will be critical for customers to know the commitment to quality and service the Company intends to provide. This message can be best delivered by being pro-active in working with our customers to provide new or additional transportation services that will allow their businesses to grow, developing a consistent level and frequency of communications and responding immediately to our customers' service questions and concerns. Personal involvement by the Company's experienced executives and the Company's, marketing and customer service professionals will serve to underscore the value that the Company places on the customers' business. The Company anticipates personal relationships can be established that will strengthen the Company's opportunity to foster long-term customer loyalty.

     Upon becoming a fully-operational railroad, the Company intends to develop additional transportation and logistics strategies that will improve the customers' ability to move their products to their customers and to customize existing services to meet specialized customer demands. The Company believes this strategy would complement our customer service philosophy to meet customer demands which will foster customer loyalty. The Company also believes this strategy will allow the Company to develop effective, innovative services allowing the Company to capture and retain a greater portion of the customers' transportation needs.

     Upon becoming a fully-operation railroad, the Company may seek allegiances with other railroads for the purpose of conducting mutually-beneficial business. These allegiances could be beneficial to the expected growth in revenue traffic that could be carried by the Company's future railroads. These allegiances should result in additional profit for the Company. The Company intends to work cooperatively with other transportation modes to develop partnerships designed to leverage each other's inherent strengths. The Company believes that by developing these relationships with Class 1 carriers, other regional and short-line railroads and other non-rail transportation entities, new sources of revenue traffic and higher levels of profitability can eventually be realized.

                                   OPERATIONS

REVENUE
     The railroad industry is an interconnected network of track. As a result, rail cars which originate on one railroad will often travel over the track of another or several railroads. In these cases, the railroad that has the foreign rail cars traveling on their property are charged a daily rate (known as "Car Hire") by the owner of the rail car. This daily rate is incumbent upon the rail car owner to track and collect. The coordination of the interchange of rail cars is done through the American Association of Railroads (AAR) by means of electronic data interchange. Once the Company acquires its first railroad, it will earn car hire income on equipment that it owns or leases that travels over other railroads. The Company will also earn revenue for the repair of foreign-owned freight car equipment that requires repair while traveling on the Company's rail system. Billing for this service is through AAR-established rates and is remunerative.

     Although some traffic will both originate and terminate on Company-owned rail lines, most traffic will be received or forwarded via interchange with other railroads. For customer convenience, only one rate is quoted on traffic moving over multiple railroads and only one railroad is responsible for the billing and collection of revenues. The revenue collected must be divided between all railroads participating in the traffic move, with that division being accomplished by one of the following methods. Revenue may be collected by negotiation between railroads, an established division of revenue agreement, a dictated allowance from a Class 1 railroad to a short-line railroad, an established switching allowance in major terminal areas or a set fee-for-haulage agreement.

INSURANCE
     The company intends to carry or obtain insurance coverage for losses arising from personal damages in the event of derailments or other accidents or occurrences. The Company may also carry excess liability insurance policies which would provide supplemental coverage for losses in excess of the primary policy limits. The Company's liability policy would also cover certain aspects of hazardous commodities and person injury issues. The Company also plans to carry all-risk property damage insurance coverage. The Company plans to carry sufficient insurance coverage to handle most situations, however in the event of a catastrophic situation, the Company may not have sufficient insurance coverage to adequately cover the liability. If this type of situation occurred the Company could be adversely effected.

CONTRACTS
     Once a railroad acquisition has taken place, the Company will assume certain contractual conditions. Historically, when an acquisition takes place, all marketing contracts with shippers remain in effect, trackage rights remain in effect and all leases on property or adjacent property are assigned to the new owner. Should a shipper have certain negotiated pricing with a current-servicing Class 1 railroad, those arrangements remain in effect.

ENVIRONMENTAL
     The Company's intended operation will be subject to various federal, state and local laws and regulations relating to the protection of the environment, which have and will become, increasingly stringent. These environmental laws and regulations, which are implemented principally by the Environmental Protection Agency (EPA) and equivocal state agencies, govern the management of hazardous wastes, the discharge of pollutants in the air and into surface and underground waters and the disposal and manufacture of certain substances. The Company believes that any expense incurred in maintaining compliance with current environmental laws and regulations would not have a material effect on the Company's earnings or expenditures. However, there can be no assurance that the current regulatory environment will not change, or unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws and regulations will not be discovered on Company property or acts committed by the Company were in non-compliance by the Company. The Company may be acquiring property which may have environmental considerations and potential remediations. Prior due diligence will reveal this aspect, and the eventual purchase price will be adjusted to reflect the potential expenses for the remediation of any environmental issues.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS
     The Company's Directors and Executive Officers, their ages and positions with the Company as of the date of this Prospectus, are as follows:

       Name                    Age                  Position
       ----                    ---                  --------
Garry G. Oglesbee ----------   56     Chairman, President, Chief Executive
                                                Officer,  Director
Leonard R. Mitchell --------   53     Vice-President, Chief Operating Officer,
                                                Director

GARRY G. OGLESBEE
     Mr. Oglesbee was named Chief Executive Officer of the Company effective March 31, 1997. Mr. Oglesbee is a 1973 graduate of LaSalle University, Chicago, Illinois, where he receive his degree in Business Management. Prior to attending LaSalle University, Mr. Oglesbee attended Barstow Community College, Barstow, California, where he studied Civil Engineering and Mathematics. Mr. Oglesbee also is a Certified Locomotive Electrician, he completed his apprenticeship in 1964 with the Atchison and Topeka, Santa Fe Railway Apprentice School where he attained a 4.0 GPA and finished in the top 10% of his class.

     Prior to accepting this position, Mr. Oglesbee was an independent consultant in his own firm, Rail Transportation Consulting Inc., providing executive level, focused services to the rail transportation industry. The focused services Mr. Oglesbee offered his clients, included planning new rail services, operational improvements, Federal Railroad Administration Regulations, facilities planning and development, computer systems requirements, locomotive engineering training, and scheduling.

     Prior to operating Rail Transportation Consulting Inc., Mr. Oglesbee spent over 30 years with the Atchison and Topeka, Santa Fe Railway. Mr. Oglesbee spent 22 years in positions of responsibilities and management. Mr. Oglesbee is a federally licensed locomotive engineer and designated supervisor of locomotive engineers (DSLE). He left Santa Fe in 1994 as the Manager of Train Operations, Trainmaster of five subdivisions Gallup East, Gallup West, Lee Ranch, Defiance, and Coranoda and Springerville. His responsibilities also included management of all Yard and Local Train Operations in Gallup which encompassed the supervision of over 600 personnel.

     Mr. Oglesbee's other achievements are the establishment and conduction of the locomotive maintenance training program including solid state and transistor theory, the development and implementation of the "split yard" concept which allows for storage and operations to coexist thereby reducing switching time and increasing revenue and realized a 46% ROI in 3 years, the design and implementation of track switching layout to serve the paper mill industry providing for efficient loading, unloading, and turnaround realizing $5 million in annual revenue, the designed and implemented train schedules and crew training to move 11 million tons of coal annually from 2 mines to 5 power plants representing 35% of Santa Fe's coal business with a 96% on-time delivery and zero injuries in 3 years of operation, the re-design of the operations plan for service to industrial customers thereby increasing on-time service to 89% and crew reduction costs by 22%. Additionally, Mr. Oglesbee implemented the Federal Engineer Licensing certification program and personally certified 35 Engineers in less than 12 months

LEONARD R. MITCHELL
     Mr. Mitchell was named Vice-President and Chief Operating Officer for the Company effective March 31, 1997.


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

     Mr. Mitchell is a 1972 graduate of Eastern New Mexico University of Portales, New Mexico where he received his Bachelor of Science degree. Mr. Mitchell also is a graduate of the Westinghouse Air Brake School, the Santa Fe Locomotive Engineer Training School and the Nashville Diesel Mechanics School.

     Mr. Mitchell has over 34 years experience in the Railroad Industry. Mr. Mitchell starting with the Santa Fe Railroad as a Locomotive Fireman in 1963 and progressed through the positions of Locomotive Engineer, Operating Assistant and Safety Supervisor. As Safety and Transportation Supervisor for the Santa Fe Railroad from 1974 to 1976 Mr. Mitchell was responsible for safety and training programs for various railroad divisions. He was responsible for maintaining and developing budgets, interpreting and dealing with F.R.A. regulations and dealing and directing large staff organizations.

     In 1977 Mr. Mitchell became a Assistant Train Master and in 1976 became a relief Assistant Superintendent. In 1981 Mr. Mitchell became a Rules Examiner and in 1987 became a Manager of Rules for the Santa Fe Railroad. In 1991 Mr. Mitchell became the designated supervisor of Locomotive Engineers and in 1993 became the Assistant Supervisor of Operations for the Santa Fe Railroad. Mr. Mitchell at the present time is still employed by the Omnitrax railroad.

KEY MAN INSURANCE
     The Company plans to obtain "key man" insurance policies on its officers at the completion of this Offering. The loss or incapacity of any of the Company's management to perform their functions at the present time or in the foreseeable future before a qualified replacement is found, could have a material adverse effect on the Company's operation. The Company, at the present time, does not have key man life insurance policies in place on the officers of the Company.

BOARD OF DIRECTORS COMPOSITION
     The Company's By-laws authorize the Board to designate the number of directors. The Company currently has seven directors. All directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. Each of the Company's officers and directors, other than non-employee directors, devotes substantially full time to the affairs of the Company. The Company's non-employee directors, when elected or appointed, will devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships between any of the director's executive officers or key employees of the Company.

BOARD OF DIRECTORS COMMITTEES
     The Company's Board of Directors plans in the near future to establish a Compensation Committee and an Audit Committee. The Compensation Committee would establish salaries, incentives and other forms of compensation for directors, executive officers and key employees of the company, and administer various other incentive compensation plans than may be instituted in the future. The Audit Committee would oversee the work performed by the Company's independent auditors and review the Company's internal audit controls.

DIRECTOR COMPENSATION
     The Company does not currently pay any cash director's fees, but it will pay the expenses of its directors in attending board meetings. The non-employee directors of the Company may, in the future, be entitled to cash compensation or compensation through stock options or warrants. The Employee Directors will not be entitled to cash Director's fees but will have their expenses paid, if required, to attend board meetings.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY
     The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

     The Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law. The Company believes that such indemnification covers gross negligence on the part of the indemnified parties. The Company's Certificate of Incorporation also permits it to secure insurance on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

          The Company intends to obtain directors' and officers' liability insurance ("D&O Insurance") after the effective date of this Offering, and expects to continue to carry D&O Insurance following this offering. In addition, the Company has entered into an indemnification agreement with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company.

     The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation, the D&O Insurance and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification provisions would apply.

LEGAL PROCEEDINGS
     TrueTraks, Incorporated is not a party to any legal proceedings.


                             EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company. No executive officer, director or significant employee will receive compensation which will exceed $150,000 per annum for the first fiscal year the Company is in operation. There has been no remuneration for services to the officers of the Company, prior to the completion of this offering. The Company has accrued wages for the executive officers of the Company commencing on March 31, 1997.




                                                                                     Long-Term Compensation
                                                                                     ----------------------
                                             Annual Compensation                     Awards              Payouts
                                             -------------------                     ------              -------

                                                               Other                      Securities                   All
                                                               Annual      Restricted     Underlying      LTIP        Other
                                         Salary     Bonus   Compensation      Stock        Options/      Payouts   Compensation
                               Year      ($)(3)   ($)(1)(3)   ($)(2)(3)    Awards ($)      SARs (#)        ($)      ($)(2)(3)
                               ----      ------   ---------   ---------    ----------     ---------        ---      ---------

   Garry G. Oglesbee                        -         -           -            -              -             -           -
Chief Executive Officer                               *           *            -              -             -           *
      President                1997      $75,000

  Leonard R. Mitchell                       -         -           -            -              -             -           -
Chief Operating Officer                               *           *            -              -             -           *
    Vice-President             1997      $75,000


(1) Each officer of the Company is eligible to receive annual bonus awards totaling not more than 2% of gross sales on any given month, based on the achievement of performance established by the Board of Directors.
(2) Will consist of premiums paid by the Company on life and health insurance polices.
(3) No officer, director or employee will receive compensation in excess of $150,00 for the first fiscal year of operations.
* The value of this compensation can not be determined at this time. No bonus projections have been figured or insurance policy premiums or other types of compensation have been calculated at this time.

MANAGEMENT BONUS PLAN
     The Company has established a Management Bonus Plan pursuant to which key management personnel of the Company are eligible to receive cash bonuses based upon achievement of specified targets and goals for the Company and for the particular employees. Each officer of the Company is eligible to receive annual bonus awards totaling not more than 2% of gross sales on any given month, based on the achievement of performance criteria established by a bonus review committee consisting of members of the Board of Directors of the Company.

DIRECTOR COMPENSATION
     The Company does not currently pay any cash director's fees, but it will pay the expenses of its directors in attending board meetings. The non-employee directors of the Company may, in the future, be entitled to cash compensation or compensation through stock options or warrants. The Employee Directors will not be entitled to cash Director's fees but will have their expenses paid, if required, to attend board meetings.

EMPLOYMENT AGREEMENTS
     The Company presently has five year employment agreements with Messrs. Oglesbee and Mitchell. Each employment agreement has a five year term. Pursuant to the agreements, each officer receives a specified annual salary which may, at the discretion of the Board, be increased in light of performance, inflation or other factors. Each officer may also be entitled to receive an annual bonus based on the Company's performance, awarded at the discretion of the Board based upon the attainment of mutually agreed upon performance goals. Performance goals of the Company for purposes of calculating bonus payments are not specified in the employment agreements but rather are determined on a yearly basis by mutual agreement between the Board and the officers. Additionally pursuant to such employment agreements, Messrs. Oglesbee and Mitchell have entered into Confidentiality, Non-Compete and Proprietary Rights Agreements.

STOCK OPTION PLAN
     The Company currently has no stock option plans in force for officers, directors and/or employees of the Company. Any such plan must be adopted by the Board of Directors and approved by the shareholders. Any such plan of this type would have to be adopted by the Board of Directors and approved by the shareholders. These types of plans would be administered by the Board of Directors Compensation Committee. The Company, at some time in the future, may institute a stock option plan or a variant of a stock option plan for the officers, directors and/or employees of the Company.

OTHER COMPENSATION
     The Company has tentative plans to offer to the officers, directors and/or employees of the Company, in the future, health insurance, life insurance and possibly other forms of compensation. There have been no decisions or plans made on implementation of these other methods of compensation for officers, directors and/or employees.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of July 31, 1997 and as adjusted to reflect the sale of shares of the Company's Class A Common Stock in this offering, certain information with respect to beneficial ownership of the Common Stock by (i) each person or entity known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the summary compensation table, and
(iv) all directors and officers as a group. Except if indicated in footnotes to this table, each of the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



                                     SHARES BENEFICIALLY      SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                        OWNED BEFORE              OWNED AFTER              OWNED AFTER
                                        THE OFFERING              THE OFFERING            THE OFFERING
                                    --------------------     ----------------------   ----------------------
                                                                     MINIMUM                 MAXIMUM
                                                                     -------                 -------
                                    NUMBER    PERCENT(2)     NUMBER      PERCENT(2)   NUMBER      PERCENT(2)
                                    ------    ----------     ------      ----------   ------      ----------

DIRECTORS AND EXECUTIVE OFFICERS

Garry G. Oglesbee(1)(2)(3)          1,750,000    100%          682,000      36.9%       682,000      34.9%

Leonard R. Mitchell(1)(2)(3)                0      0%           50,000       2.7%        50,000       2.6%

Lilly Beter(2)(3)                           0      0%          600,000      32.5%       600,000      30.7%

Michael Chappue(2)(3)                       0      0%           50,000       2.7%        50,000       2.6%

Lonnie Eidson(2)(3)                         0      0%           84,000       4.5%        84,000       4.3%

                                        25


Karl Benz                                   0      0%          100,000       5.4%       100,000       5.1%

Dr. George Gavrell                          0      0%          100,000       5.4%       100,000       5.1%

Nelda Oglesbee                              0      0%           34,000       1.8%        34,000       1.8%

William T. Muth(2)(3)                       0      0%                0         0%             0         0%

Jack Wiles(2)(3)                            0      0%           50,000       2.7%        50,000       2.6%

All directors and officers as a
group (7 persons)                   1,750,000    100%        1,516,000      82.0%     1,516,000       77.8


(1)  The address of the Executive officers are as follows:
     Garry G. Oglesbee        Leonard Mitchell
     1408 Kit Carson Dr.      1509 Sundance
     Gallup, NM 87301         Wichita, KS 67230

(2)  A Director of the Company.

(3)  The addresses of the Directors are as follows:
     Garry G. Oglesbee        Leonard Mitchell         Lilly Beter
     1408 Kit Carson Dr.      1509 Sundance            3925 Excelsior Blvd. #5
     Gallup, NM 87305         Wichita, KS 67230        St. Louis Park, MN. 55416

     William T. Muth          Lonnie Eidson            Michael Chappue
     4N 608 High Meadow Road  4570 Valancius Way       49545 Hopi Dr.
     St. Charles, IL 60174    Lake Montezuma, AZ 86342 Parker, AZ 85344

     Jack Wiles
     2920 E. 33rd North Box #3
     Wichita, Ks 67219

(4) Percentage calculation is based upon 1,750,000 shares outstanding (actual) as of July 31, 1997. The minimum percentage calculation is based upon 1,850,000 shares outstanding after the Offering and the maximum percentage calculation is based upon 1,950,000 shares outstanding after the Offering. There are no options, warrants or rights to purchase securities outstanding.

     Certain Officers, Directors and future shareholders will be receiving shares of Common Stock from Garry G. Oglesbee. These Officers, Directors and future shareholders are receiving their equity ownership in the Company, shares of Common Stock, for loaning Mr. Oglesbee money to capitalize the Company and for performing certain services/tasks that Mr. Oglesbee needed performed. Mr. Oglesbee will repay the Officers, Directors and future shareholders the funds that were loaned to him in full. The distribution of the shares of Common Stock to certain Officers, Directors and future shareholders is to be considered part of the repayment plan for the funds borrowed by Mr. Oglesbee. The shares of Common Stock that Mr. Oglesbee is distributing to certain Officer, Directors and future shareholders is to be considered 144 stock. This 144 stock that the certain Officers, Directors and future shareholders will receive will be subject to a lock-up agreement and will be held by the transfer agent for a period of one year from the date of distribution.


                         SUMMARY OF CERTAIN TRANSACTIONS

OFFICER OR DIRECTOR           TRANSACTION                VALUE    AMOUNTS TO BE
                                                        RECEIVED     RECEIVED
                                                       (IN STOCK)    (IN CASH)

Garry G. Oglesbee   Garry G. Oglesbee contributed      1,750,000       None
                    cash in the amount of $155,000
                    for organizational expenses and
                    to capitalize the Company.


     The Company has no plans to enter into any transactions with or make any advances to or from officers, directors or stockholders of the Company. In the future, the Company will not engage in any transactions with its officers, directors or five percent shareholders or their affiliates unless the transaction is approved by a majority of the disinterested directors of the Company after full disclosure and will be on terms no less favorable to the Company than would be available from an affiliated third party.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL
     The Company's Certificate of Incorporation provides that the authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, par value $0.05 per share. Upon consummation of the Offering, 1,850,000 shares of Common Stock will be issued and outstanding under the Minimum, and 1,950,000 shares of Common Stock will be issued and outstanding under the Maximum. The Company's Certificate of Incorporation does not authorize any shares of Preferred Stock.

     The following summary description of the securities of the Company is qualified in its entirety by reference to the Articles of Incorporation ("Articles") of the Company, a copy of which is filed as an exhibit to the Registration Statement of which this Offering Circular is a part. The By-laws have been adopted by the stockholders and the Board of Directors of the Company.

COMMON STOCK
     The issued and outstanding shares of Common stock are, and the shares offered hereby when issued in accordance with the terms of this Offering will be validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities then outstanding. Holders of Common Stock have no preemptive rights, conversion rights, subscription rights or cumulative voting rights to any securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK
     The Board has the authority to authorized and issue shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each series, without any further vote or action by the stockholders. Shares of Preferred Stock that are so designed may have rights which are superior to those of Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available, or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common. At present the Company has no plans to authorize or issue any Preferred Stock.

     ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
                             BYLAWS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BYLAWS
     The Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of

Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

DELAWARE TAKEOVER STATUTE
     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


                         SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of this offering, the Company will have 1,850,000 shares of Common Stock outstanding (minimum) and 1,950,000 shares of Common Stock outstanding (maximum). Of these shares, the 100,000 shares (minimum) or the 200,000 shares (maximum) sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES
     The remaining 1,750,000 shares of Common Stock are deemed "Restricted Shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act. On the date of this Offering Circular, no shares other than the 100,000 shares (minimum) or the 200,000 shares (maximum) offered hereby will be eligible for sale.

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company and the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an Affiliate of the Company at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.

       Prior to this Offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.


                                  UNDERWRITING

     This Offering will be Self-Underwritten to save the commission expenses incurred by using an outside underwriter.

     The sales of this Offering will be through this Prospectus only. This Prospectus is the only official document of this Offering. No officer or director will receive compensation or commission from the sales of this Offering. The Officers and Directors are indemnified through the Company's Certificate of Incorporation. See "Management, Limitations on Director's and Officer's Liability". This Offering will only be sold by the following officers of the Company:

Garry G. Oglesbee             Leonard Mitchell
P.O. Box 5065                 15029 Sundance
Gallup, New Mexico 87305      Wichita, Kansas 67230

     It is the intention of the Company to apply for acceptance to trade this security on the Bulletin Board. There can be no assurance made as to a market for this security, or that this security will actually trade on such market and no broker-dealer has agreed to make a market in the Company's securities at this time.


     Prior to the Offering made hereby, there has been no public market for the Common Stock. Accordingly, the initial public offering price has been arbitrarily determined by the Company. Among the factors considered were the Company's results of operations, current financial conditions, estimates of the business potential and prospects of the Company, the market for the Company's products, the experience of the Company's management, the economics of the industry in general, the general condition of the equities market, market conditions for new offerings of securities and the prices of similar securities of comparable companies and other relevant factors. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the Offering made hereby.


                                 ESCROW ACCOUNT

     The Board has made the decision that FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN, will be used for the impound of funds generated by this Offering, pending the effective date of the Prospectus. They will hold in escrow all proceeds from this Offering until the Minimum $650,000 (the sales of 100,000 shares) has been obtained. At that time, under the pending agreement, FIRSTAR BANK of Minnesota N.A. Trust Division, St. Paul MN, will release the funds to the general fund account of TrueTraks, Incorporated, although the Company will continue to sell the offering to reach the Maximum $1,300,000 (the sale of 200,000 shares) from the date of effectiveness to 180 days. These funds once released will then be used as described in the Use of Proceeds. See "Use of Proceeds".


                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bartz & Bartz, 6750 France Avenue South, Suite 350, Edina, Minnesota 55435 Certain legal matters in connection with the Offering will be passed upon for the Company by Bartz & Bartz, 6750 France Avenue South, Suite 350, Edina, Minnesota 55345.


                          TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Commercial Transaction Center Ltd., 3925 Excelsior Boulevard, Suite 5, St. Louis Park Minnesota 55416.


                                     EXPERTS

     The balance sheet as of July 31, 1997 and the related statements of Income
(Loss) and Retained Earnings (Deficit), stockholders' equity and cash flows included in this Prospectus and the related financial statements included elsewhere in the registration statement of which this Prospectus is a part, have been included herein in reliance on the reports of Curtis Forse, an independent Certified Public Accountant, 5304 - 367 Court, North Branch, Minnesota 55056, given upon the authority of Curtis Forse as an expert in auditing and accounting.

                             TRUETRAKS INCORPORATED
                          INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . .  F-2
Balance Sheet at July 31, 1997 (audited) . . . . . . . . . . . . . . . . .  F-3
Statement of Income (Loss) and Retained Earnings (Deficit)
     for the Four Months Ended July 31, 1997 (audited) . . . . . . . . . .  F-4
Statement of Changes in Stockholders' Equity for the
     Four Months Ended July 31, 1997 (audited) . . . . . . . . . . . . . .  F-5
Statement of Cash Flows for the Four Months Ended July 31, 1997 (audited).  F-6
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  F-7

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Stockholders
TrueTraks, Incorporated
Gallup, NM. 87301


     I have audited the accompanying balance sheet of TrueTraks, Incorporated as of July 31, 1997, and the related statements of Income (Loss) and Retained Earnings (Deficit), stockholders' equity and cash flows for the four months ended July 31, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on this financial statement based on my audit.

     I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion the financial statements referred to above presents fairly, in all material respects, the financial position of TrueTraks, Incorporated as of July 31, 1997, and the results of its operations and its cash flows for the four months ended July 31, 1997 in conformity with generally accepted accounting principles.



----------------------------
Curtis Forse    CPA
North Branch, MN.55056
September 29, 1997

                             TRUETRAKS, INCORPORATED
                                  BALANCE SHEET
                                  July 31, 1997


                                     ASSETS

Current Assets:
     Cash in Bank                                             $    420
                                                              --------
Intangible  Assets
     Organizational Costs                                      155,000
       Less:  Accumulated Amortization                         (15,500)
                                                              --------
     Total Intangible Assets                                   139,500
                                                              --------

         TOTAL ASSETS                                         $139,920
                                                              --------
                                                              --------

                    LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
     Accrued Salaries                                         $ 25,000
                                                              --------

         TOTAL LIABILITIES                                      25,000
                                                              --------

STOCKHOLDERS' EQUITY

     Common Stock, $.05 par value  2,000,000 Shares           $ 87,500
       authorized, 1,750,000 shares
       issued and outstanding

     Additional Paid in Capital                                 70,000

     Retained Earnings (Deficit)                               (42,580)
                                                              --------

         Total Stockholders' Equity                            114,920
                                                              --------

         Total Liabilities and Stockholders' Equity           $139,920
                                                              --------
                                                              --------

                             TRUETRAKS, INCORPORATED
           STATEMENT OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)
                     For the Four Months Ended July 31, 1997



OPERATING EXPENSES

       Amortization                                            $15,500
       Bank Charges                                                 63
       Dues & Subscriptions                                         55
       Meetings                                                    234
       Professional Fees                                           448
       Travel                                                      177
       Office Supplies                                             270
       Telephone                                                   833
       Accrued Wages                                            25,000

       Net Income (Loss)                                       (42,580)

     Retained Earnings, Beginning                                    0
                                                              --------

     Retained Earnings (Deficit), Ending                      ($42,580)
                                                              --------
                                                              --------

     Weighted average common and
     common equivalent shares outstanding                    1,750,000

     Income (Loss) per share                                    -$(.02)
                                                              --------

     TOTAL NET INCOME (LOSS) PER SHARE                          -$(.02)
                                                              --------
                                                              --------

                             TRUETRAKS, INCORPORATED
                         CHANGES IN STOCKHOLDERS' EQUITY
                     For the Four Months Ended July 31, 1997



                                        Common Stock          Additional                  Total
                                    ---------------------      Paid-in     Accumulated    Stockholders'
                                      Shares      Amount       Capital       Deficit      Equity
                                    ---------   ---------     ----------   -----------    -------------

Balance  as of January 1, 1997              0          $0           $0             $0              $0

Common Stock issued at              1,750,000     $87,500      $70,000
$.05 per share

Net Loss                                                                      (42,580)
                                    ---------   ---------     --------      ---------     -----------

Balance as of July 31, 1997         1,750,000     $87,500      $70,000       ($42,580)       $114,920
                                    ---------   ---------     --------      ---------     -----------
                                    ---------   ---------     --------      ---------     -----------

                             TRUETRAKS, INCORPORATED
                             STATEMENT OF CASH FLOWS
                     For the Four Months Ended July 31, 1997



Cash Flows From Operating Activities:
    Net Income (Loss)                                         $(42,580)
    Adjustments to reconcile Net Income (Loss)
      to net cash provided from operating activities:
    Depreciation & Amortization                                 15,500
    Increase in Accrued Salaries                                25,000
                                                              --------

        Net Cash Flows (used) by Operating Activities:          (2,080)
                                                              --------

Cash Flows From Investing Activities:
    Purchase of Assets                                        (155,000)
                                                              --------

        Net Cash Flows (used) by Investing Activities:        (155,000)
                                                              --------

Cash Flows From Financing Activities:
    Proceeds from Issuance of Stock                            157,500
                                                              --------

        Net Cash Flows Provided by Financing Activities:       157,500
                                                              --------

Net Increase in cash                                               420
Cash - Beginning of Period                                           0
                                                              --------
Cash - End of Period                                          $    420
                                                              --------
                                                              --------

                             TRUETRAKS, INCORPORATED
                        NOTES TO THE FINANCIAL STATEMENT
                                  JULY 31, 1997



NATURE OF BUSINESS

The Company intends to build regionally-specific rail entities via purchase, lease, or combination purchase-leasing of existing rail operations and/or rail lines deemed expendable by larger (typically "Class 1") rail entities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of certain significant accounting policies of TrueTraks Incorporated is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Costs of maintenance, repairs and minor renewals are expensed as incurred. Major improvements and repairs are capitalized. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from accounts and any loss or gain is recognized.

INTANGIBLE ASSETS

Intangible assets are stated at cost. Intangible assets consist of organizational costs. The costs of the intangible assets will be amortized straight line over 5 years.

HISTORY

TrueTraks, Incorporated was incorporated under the laws of Delaware on March 31, 1997. TrueTraks, Inc. is recognized as a development stage company for financial reporting purposes as required by FAS #7. The Company's year end is December 31.

DEPRECIATION & AMORTIZATION

Property, plant and equipment are recorded at cost. Depreciation is computed using the MACRS method over the estimated useful lives of the assets, which is five years.

COMPANY EMPLOYMENT AGREEMENTS

The Company has five year employment agreements with each of its 2 officers. As of the date of the financials the two officers have received no compensation. The CEO of the Company, Garry G. Oglesbee, will receive a salary of 75,000 per annum, Leonard R. Mitchell, Vice-President, will receive a salary of $75,000 per annum. These funds will be paid in U.S. Dollars.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of temporary cash investments. The Company maintains its cash balances in one financial institution located in Gallup, NM. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As of July 31, 1997 the Company has no credit risk.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and if given or made, such other information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer of solicitation is unlawful.

                                TABLE OF CONTENTS

                                                         Page
                                                         ----

Available Information. . . . . . . . . . . . . . . . . .   2
Pertinent Information. . . . . . . . . . . . . . . . . .   2
Prospectus Summary . . . . . . . . . . . . . . . . . . .   3
Plan of Distribution . . . . . . . . . . . . . . . . . .   6
Risk Factors . . . . . . . . . . . . . . . . . . . . . .   7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . .  10
Dilution . . . . . . . . . . . . . . . . . . . . . . . .  12
Dividend Policy. . . . . . . . . . . . . . . . . . . . .  13
Capitalization . . . . . . . . . . . . . . . . . . . . .  13
Plan of Operation. . . . . . . . . . . . . . . . . . . .  14
Business . . . . . . . . . . . . . . . . . . . . . . . .  15
Management . . . . . . . . . . . . . . . . . . . . . . .  22
Executive Compensation . . . . . . . . . . . . . . . . .  24
Principal Shareholders . . . . . . . . . . . . . . . . .  25
Certain Transactions . . . . . . . . . . . . . . . . . .  26
Description of Capital Stock . . . . . . . . . . . . . .  27
Shares Eligible for Future Sale. . . . . . . . . . . . .  28
Underwriting . . . . . . . . . . . . . . . . . . . . . .  29
Escrow Account . . . . . . . . . . . . . . . . . . . . .  29
Legal Matters. . . . . . . . . . . . . . . . . . . . . .  29
Transfer Agent and Registrar . . . . . . . . . . . . . .  30
Experts. . . . . . . . . . . . . . . . . . . . . . . . .  30
Index to Financial Statements. . . . . . . . . . . . . . F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                            100,000 SHARES (MINIMUM)
                            200,000 SHARES (MAXIMUM)





                            TRUETRAKS, INCORPORATED.




                                  COMMON STOCK




                                   ----------

                                   PROSPECTUS

                                   ----------





                                Xxxxxxxx 21, 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b) of the Delaware General Corporation Law ("Delaware Law") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by Delaware Law.

     Section 145 of Delaware Law ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense of settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ( the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     The Company's Bylaws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware. The Bylaws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

     The Company intends to enter into and execute indemnity agreements with present and future directors for indemnification to the fullest extent permitted by law.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses in connection with the sale of the Common Stock. All amounts are estimated. All such fees have been prepaid by the Company.


SEC Filing Fee                            $    429
     Blue Sky Expenses                       6,000
     Accounting Fees and Expenses           25,000
     Legal Fees and Expenses                40,000

     Legal Writing (outsourced)             19,000
     Postage                                 5,000
     Printing Fees                          19,571
     Escrow Agent Fees                       5,000
     Transfer Agent Fees                     5,000
     Due Diligence Fees                     20,000
     Miscellaneous Fees                     10,000

     TOTAL                                $155,000


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since its inception on March 31, 1997, the Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Securities Act"), in the following transactions:

     On March 31, 1997, TrueTraks Inc. (the Registrant) issued an aggregate of 1,750,000 shares of Common Stock to its founder.

     The sales and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon section 4(2) thereof as transactions not involving a public offering and/or pursuant to regulations promulgated under the Securities Act.

ITEM 27. EXHIBITS

Exhibit
Number    Description of Document
-------   -----------------------

1.1       Underwriting Agreement, Company Underwritten Offering

3.1       Articles of Incorporation

3.2       By-Laws

4.1 TrueTraks, Inc., Instrument defining the rights of the security holders

4.2 TrueTraks, Inc., Instrument defining the rights of the security holder, Karl Benz

4.3 TrueTraks, Inc., Instrument defining the rights of the security holder, Jack Wiles

4.4       Sample of Stock Certificate

5.1       Opinion of Counsel regarding Legality

6.1       Opinion Statement of Accountant

7.1       Subscription Agreement

8.1       Employment Agreement with the Registrant and Garry Oglesbee


8.2       Employment Agreement with the Registrant and Leonard Mitchell, Jr.

9.1       Proprietary Information Agreement with Registrant and Garry Oglesbee

9.2       Proprietary Information Agreement with Registrant and Leonard
          Mitchell, Jr.

10.1      Escrow Agreement, (To be filed by Amendment)

10.2 TrueTraks, Inc., Documents deposited in Escrow to Commercial Transaction Center

11.1      Consent of Independent Accountant

12.1      Directors Letters of consent

13.1      Officers selling Company Securities

14.1      Consent to process, ( Form U-2)

14.2      Corporate Resolution, ( Form U-2a)

15.1      Financial Data Schedule

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Act,

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Act, treat such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the forgoing provisions , or otherwise, the small business issuer has been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Minneapolis, Minnesota, on September 29, 1997.


                                        TRUETRAKS, INCORPORATED


                                        By:  /s/ Garry G. Oglesbee
                                           ------------------------------
                                             Garry G. Oglesbee, President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.

Name                          Title                         Date
----                          -----                         ----

  /s/ Garry G. Oglesbee       Chief Executive Officer,      September 29, 1997
---------------------------   President, Chairman of
                              the Board

  /s/ Lilly Beter             Vice Chairperson, Director    September 29, 1997
---------------------------

  /s/ Leonard Mitchell, Jr.   Chief Operating Officer,      September 29, 1997
---------------------------   Vice President, Director,
                              Chief Financial Officer
                              (Acting)

  /s/ William Muth            Secretary, Director           September 29, 1997
---------------------------

  /s/ Lonnie Eidson           Director                      September 29, 1997
---------------------------

  /s/ Michael Chappue         Director                      September 29, 1997
---------------------------

  /s/ Jack Wiles              Director                      September 29, 1997
---------------------------

                                  EXHIBIT INDEX

Exhibit
Number    Description of Document
------    -----------------------

1.1       Underwriting Agreement, Company Underwritten Offering

3.1       Articles of Incorporation

3.2       By-Laws

4.1 TrueTraks, Inc., Instrument defining the rights of the security holders

4.2 TrueTraks, Inc., Instrument defining the rights of the security holder, Karl Benz

4.3 TrueTraks, Inc., Instrument defining the rights of the security holder, Jack Wiles

4.4       Sample of Stock Certificate

5.1       Opinion of Counsel regarding Legality

6.1       Opinion Statement of Accountant

7.1       Subscription Agreement

8.1       Employment Agreement with the Registrant and Garry Oglesbee

8.2       Employment Agreement with the Registrant and Leonard Mitchell, Jr.

9.1       Proprietary Information Agreement with Registrant and Garry Oglesbee

9.2       Proprietary Information Agreement with Registrant and Leonard
          Mitchell, Jr.

10.1      Escrow Agreement, (To be filed by Amendment)

10.2 TrueTraks, Inc., Documents deposited in Escrow to Commercial Transaction Center

11.1      Consent of Independent Accountant

12.1      Directors Letters of consent

13.1      Officers selling Company Securities

14.1      Consent to process, ( Form U-2)

14.2      Corporate Resolution, ( Form U-2a)

15.1      Financial Data Schedule